Exhibit 99.1

Media Contacts:

Dale Hansman/dhansman@languageline.com/831-648-7436

Jeanine Faine/jeanine.faine@rbbpr.com/305-448-7450

LANGUAGE LINE SERVICES NAMES MICHAEL SCHMIDT AS CHIEF FINANCIAL OFFICER

MONTEREY, CA – (June 15, 2007) – Language Line Services today announced the appointment of Michael Schmidt as Senior Vice President Finance of Language Line Services effective July 23, 2007 and Chief Financial Officer and Director of Language Line Services effective August 15, 2007. Schmidt will be responsible for supervising financial reporting, tax and legal compliance, administration and capital financing. The announcement was made by CEO Dennis Dracup.

Prior to joining Language Line and since 2004, Mr. Schmidt was Senior Vice President of Finance, and was promoted to Chief Financial Officer and Executive Vice President of Autobytel (NASDAQ:ABTL); an automotive marketing and media services company. Prior to that and since 2002, Mr. Schmidt was Chief Financial Officer and Executive Vice President of Telephia, a market research company focused on the wireless communications industry.

“Michael’s background and experience will further strengthen our senior management team and support execution of our growth strategies.” said Dennis Dracup, Language Line Services’ Chairman and Chief Executive Officer.

Schmidt replaces Jeffrey Grace who is leaving Language Line to work as CFO for a privately held company located in the Salinas Valley in California. “We appreciate Jeff’s efforts on the Company’s behalf and wish him the best in his future endeavors”, noted Dracup.

The Board of Directors approved the appointment of Solange Jerolimov as interim Chief Financial Officer effective June 15, 2007 until August 15, 2007. Ms. Jerolimov has worked for Language Line since 2006 and is currently Controller of the Company.

About Language Line Services

Language Line Services, the world’s leading provider of language services, is recognized as a trusted partner to thousands of U.S. based organizations focusing their marketing efforts on the limited English speaking community, which is growing rapidly in both size and affluence. The company provides access to the industry’s fastest service at highly competitive rates to all major sectors including government, health care, telecom, financial services and insurance by connecting them to customers, patients and sales prospects in over 170 languages. The growth of the industry has soared with increased immigration and government and regulatory compliance policies mandating organizations provide services to limited English speakers in their own languages. For more information about Language Line, Inc.’s suite of video and over-the phone interpretation services, document translation, and bilingual testing and training please call (800) 752-6096 or visit www.languageline.com.

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